Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma combined financial statements have been prepared in accordance with Article 11 of Regulation S-X and reflect the impact on the historical financial statements of Tidewater Inc. (“Tidewater”) of the acquisition of 37 platform supply vessels (the “Solstad Vessels” or “Vessels”) from a Norwegian seller and the incurrence of long term debt in the form of a $325.0 million term loan from DnB Bank ASA (“DnB Term Loan”) and a $250 million aggregate principal amount of senior unsecured bonds placed in the Nordic bond market (“the 2028 Notes”) to finance the acquisition. On March 7, 2023, we entered into an Agreement for the Sale and Purchase of Vessels, Charter Parties and Other Assets, with certain subsidiaries of Solstad Offshore ASA, a Norwegian public limited company (collectively, the “Sellers”), pursuant to which we agreed to acquire from the Sellers (the “Solstad Acquisition”): (i) the Solstad Vessels; and (ii) the charter parties governing certain of the Solstad Vessels. On July 5, 2023, we closed the Solstad Acquisition with the Sellers for an aggregate cash purchase price of approximately $596.2 million, consisting of the previously disclosed $577.0 million base purchase price along with an initial $3.0 million purchase price adjustment upon the terms and subject to the conditions set forth in the Sale and Purchase Agreement (the “Transaction”) and $3.2 million for working capital items comprised of fuel and lubricants plus estimated transaction costs, consisting primarily of advisory and legal fees, of $13.0 million. Refer to Note 3 of these unaudited pro forma combined financial statements for the terms and purchase price consideration provided in connection with the asset acquisition.

The unaudited pro forma combined balance sheet and statement of operations were derived from Tidewater's and Solstad's historical financial statements, and give effect to the following:

●	the acquisition of the Solstad Vessels and the impact of preliminary asset acquisition accounting for the acquired assets and assumed liabilities;

●	the incurrence of $325.0 million in borrowings under the DnB Term Loan that are due in quarterly or annual installments with a final maturity of June 2026

●	the issuance of $250.0 million 2028 Notes with a coupon rate of 10.375% due at maturity in 2028.

The unaudited pro forma combined financial statements should be read in conjunction with the following:

●	Tidewater’s most recently filed Form 10-K, filed on February 28, 2023;

●	Tidewater’s second quarter Form 10-Q, filed on August 7, 2023; and

●	Solstad’s audited financial statements related to the Solstad Vessels for the years ended December 31, 2022 and 2021, included elsewhere in this Form 8-K.

Additional information about the basis of presentation of this information is provided in Note 1 to these unaudited pro forma combined financial statements.

These unaudited pro forma combined financial statements, which are referred to individually as the “unaudited pro forma combined balance sheet”, the “unaudited pro forma combined statements of operations”, and collectively as the “unaudited pro forma combined financial statements”, were prepared using the acquisition of assets method of accounting in accordance with Accounting Standard Codification (“ASC”) 805 – Business Combinations under generally accepted accounting principles used in the United States (“U.S. GAAP”). Under the provisions of ASC 805, Tidewater is designated as the accounting acquirer of the Vessels. In addition, under ASC 805, if substantially all of the fair value of the gross assets acquired is concentrated in a group of identifiable assets, it is not considered a business. Accordingly, the assets acquired and liabilities assumed are measured by the amount of cash paid and direct transaction costs. The cost of a group of assets acquired in an asset acquisition are allocated to the individual assets acquired or liabilities assumed based on their relative fair values and does not give rise to goodwill.

The unaudited pro forma adjustments to the historical financial statements are based on currently available information, and in many cases are based on estimates and management’s preliminary valuation of the fair value of tangible assets acquired and liabilities assumed. The assumptions underlying the pro forma adjustments are described in the accompanying notes to these unaudited pro forma combined financial statements. Tidewater believes such assumptions are reasonable under the circumstances and reflect the best currently available estimates and judgments. The actual asset acquisition accounting assessment may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which variances could be material.

The unaudited pro forma combined financial statements may not be indicative of Tidewater’s future performance and do not necessarily reflect what Tidewater’s financial position and results of operations would have been had these transactions occurred as of or at the beginning of the period presented, respectively. Further, the unaudited pro forma combined financial statements do not purport to project the future operating results or financial position of Tidewater following the completion of the Transaction. Additionally, the unaudited pro forma combined financial statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transaction, nor do they reflect any costs or expenditures that may be required to achieve any possible synergies.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of June 30, 2023 (In Thousands)

	Historical
		Solstad
		Vessels	Transaction
		(As Translated	Accounting
		and Adjusted)	Adjustments		Pro Forma
	Tidewater Inc.	(Note 2)	(Note 4)	Notes	Combined

ASSETS
Current assets:
Cash and cash equivalents	171,261	—	(35,700)	A	135,561
Restricted cash	1,242	—	—		1,242
Trade and other receivables, net	195,906	48,408	(48,408)	B	195,906
Marine operating supplies	22,495	1,833	67	B, C	24,395
Assets held for sale	630	—	—		630
Prepaid expenses and other current assets	18,958	—	—		18,958
Total current assets	410,492	50,241	(84,041)		376,692

Net properties and equipment	784,873	484,167	118,833	D	1,387,873
Deferred drydocking and survey costs	92,481	44,389	(44,389)	D	92,481
Indemnification assets	22,678	—	—		22,678
Other assets	33,640	206	(206)	B	33,640
Total assets	1,344,164	579,003	(9,803)		1,913,364

LIABILITIES
Current liabilities:
Accounts payable	69,822	12,668	(12,668)	B	69,822
Accrued expenses	91,875	—	—		91,875
Current portion of long-term debt	2,441	507,318	(407,318)	B, E	102,441
Other current liabilities	42,305	13,981	(7,781)	B, F	48,505
Total current liabilities	206,443	533,967	(427,767)		312,643

Long-term debt	179,573	—	460,500	E	640,073
Other liabilities	65,621	—	3,800	F	69,421

EQUITY
Stockholder's equity:
Common stock	51	—	—		51
Additional paid-in capital	1,554,793	—	—		1,554,793
Accumulated deficit	(666,327)	45,036	(46,336)	G	(667,627)
Accumulated other comprehensive income	4,566	—	—		4,566
Total stockholder's equity	893,083	45,036	(46,336)		891,783
Noncontrolling interests	(556)	—	—		(556)
Total equity	892,527	45,036	(46,336)		891,227
Total liabilities and equity	1,344,164	579,003	(9,803)		1,913,364

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year ended December 31, 2022 (In Thousands, except per share data)

	Historical
		Solstad
		Vessels	Transaction
		(As Translated	Accounting
		and Adjusted)	Adjustments		Pro Forma
	Tidewater Inc.	(Note 2)	(Note 4)	Notes	Combined
Revenues
Vessel revenues	$641,404	$173,628	$6,200	AA	$821,232
Other operating revenues	6,280	1,986	—		8,266
Total revenues	647,684	175,614	6,200		829,498
Costs and expenses
Vessel operating costs	397,301	129,312	1,300	BB	527,913
Costs of other operating revenues	2,130	—	—		2,130
General and administrative	101,921	17,738	—		119,659
Depreciation and amortization	119,160	33,039	27,019	CC	179,218
Gain on asset dispositions, net	(250)	—	—		(250)
Long lived asset impairments and other	714	2,163	(2,163)	DD	714
Total operating expenses	620,976	182,252	26,156		829,384
Operating income (loss)	26,708	(6,638)	(19,956)		114
Other income (expense)
Foreign exchange gain (loss)	(2,827)	(42,435)	42,113	EE	(3,149)
Equity in net losses of unconsolidated companies	(221)	—	—		(221)
Interest income and other, net	5,397	—	—		5,397
Loss on warrants	(14,175)	—	—		(14,175)
Interest and other debt costs, net	(17,189)	(35,578)	(24,798)	FF	(77,565)
Total other expense	(29,015)	(78,013)	17,315		(89,713)
Loss before income taxes	(2,307)	(84,651)	(2,641)		(89,599)
Income tax expense	19,886	442	—		20,328
Net loss	(22,193)	(85,093)	(2,641)		(109,927)
Net loss attributable to noncontrolling interests	(444)	—	—		(444)
Net loss attributable to Tidewater Inc.	(21,749)	(85,093)	(2,641)		(109,483)

Net loss per share:
Basic	$(0.49)				$(2.48)
Diluted	$(0.49)				$(2.48)
Weighted average shares:
Basic	44,132				44,132
Diluted	44,132				44,132

See accompanying notes to unaudited pro forma combined financial information.

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in thousands of dollars.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Six Months ended June 30, 2023 (In Thousands, except per share data)

	Historical
		Solstad
		Vessels	Transaction
		(As Translated	Accounting
		and Adjusted)	Adjustments		Pro Forma
	Tidewater Inc.	(Note 2)	(Note 4)	Notes	Combined
Revenues
Vessel revenues	$401,503	$102,325	$2,400	AAA	$506,228
Other operating revenues	6,562	1,659	—		8,221
Total revenues	408,065	103,984	2,400		514,449
Costs and expenses
Vessel operating costs	233,723	66,282	—		300,005
Costs of other operating revenues	1,524	—	—		1,524
General and administrative	49,558	11,223	—		60,781
Depreciation and amortization	63,434	13,043	16,986	BBB	93,463
Gain on asset dispositions, net	(3,620)	—	—		(3,620)
Long lived asset impairments and other	—	(17,756)	17,756	CCC	—
Total operating expenses	344,619	72,792	34,742		452,153
Operating income (loss)	63,446	31,192	(32,342)		62,296
Other income (expense)
Foreign exchange gain (loss)	(1,471)	(34,075)	33,793	DDD	(1,753)
Equity in net losses of unconsolidated companies	25	—	—		25
Interest income and other, net	2,920	—	—		2,920
Interest and other debt costs, net	(8,921)	(24,239)	(6,075)	EEE	(39,235)
Total other expense	(7,447)	(58,314)	27,718		(38,043)
Income (loss) before income taxes	55,999	(27,122)	(4,624)		24,253
Income tax expense	23,255	265	—		23,520
Net income (loss)	32,744	(27,387)	(4,624)		733
Net income attributable to noncontrolling interests	(578)	—	—		(578)
Net income (loss) attributable to Tidewater Inc.	33,322	(27,387)	(4,624)		1,311

Net income per share:
Basic	$0.66				$0.03
Diluted	$0.64				$0.03
Weighted average shares:
Basic	50,731				50,731
Diluted	51,991				51,991

See accompanying notes to unaudited pro forma combined financial information.

Unless stated otherwise in the body of these notes, all dollar value references in the tables of these notes are stated in thousands of dollars.

Note 1.  Basis of Presentation

The unaudited pro forma combined financial information and related notes are prepared in accordance with regulations of the Securities and Exchange Commission (SEC) and are intended to show how the transaction might have affected the historical financial statements.

The accompanying unaudited pro forma combined financial statements are based on the historical financial statements of Tidewater and the Solstad Vessels after giving effect to the Transaction using the asset acquisition method of accounting, as well as certain reclassification and pro forma adjustments. In accordance with the asset acquisition method of accounting, the assets acquired and the liabilities assumed are recorded as of the Transaction Date at their cost, which is measured by the amount of cash paid including transaction costs. The cost of the acquisition is then allocated to the assets acquired and liabilities assumed based on their relative fair values and does not give rise to goodwill.

Tidewater’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information of the Solstad Vessels was prepared in accordance with International Accounting Standards Board (“IFRS”), and presented in Norwegian Kroners (“NOK”). For purposes of these pro forma combined financial statements, Tidewater has translated the Solstad Vessels historical financial statements to U.S. Dollars as described in “Note 2 – Accounting Policies and Reclassifications of Solstad Vessels Historical Financial Statements”. In addition, Tidewater performed a preliminary assessment of the adjustments necessary to conform the Solstad Vessels’ historical IFRS financial statements to a U.S. GAAP presentation. Based on this assessment, Tidewater management did not note any material differences between the amounts and balances reported by Solstad under IFRS and how such amounts and balances would have been reported under U.S. GAAP, except for property and equipment balances. While there are significant differences between U.S. GAAP and IFRS in accounting for property and equipment, particularly impairment of long-lived assets, our pro forma adjustments state the pro forma property and equipment balances at their relative fair value which includes netting of any adjustments for differences in U.S. GAAP and IFRS. As such, no adjustments were made to the Solstad Vessels’ historical IFRS financial statements to conform them to U.S. GAAP.

In addition, certain reclassifications have been made to the Solstad Vessels historical financial information to conform to Tidewater’s financial statement presentation. Such reclassifications had no effect on the Solstad Vessels’ previously reported financial results. Management may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on Tidewater’s combined financial statements. See “Note 2 – Accounting Policies and Reclassifications of the Solstad Vessels Historical Financial Statements” herein for additional information on the reclassifications.

The pro forma adjustments presented in these unaudited pro forma combined financial statements represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the acquisition of assets are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, operating expenses, and depreciation expenses and such results may be significant.

The Transaction is reflected in the unaudited pro forma combined financial statements as follows:

●	The unaudited pro forma combined balance sheet of Tidewater as of June 30, 2023, includes the effects of the acquisition of assets as if it had occurred on June 30, 2023.

●

The unaudited pro forma combined statements of operations of Tidewater for the year ended December 31, 2022 and the six months ended June 30, 2023, respectively, include the effects of the acquisition of assets as if it had occurred on January 1, 2022.

Note 2.  Accounting Policies and Reclassification of Solstad Vessels Historical Financial Statements

The historical financial statement information of the Solstad Vessels' was derived from the Solstad Vessels consolidated IFRS financial statements for the year ended December 31, 2022 and as of and for the six-month period ended June 30, 2023. As noted above, Tidewater made no adjustments to conform the IFRS financial statements to U.S. GAAP (“See Note 1”).  Accounting policies used in the preparation of these unaudited pro forma combined financial statements are those set out in Tidewater’s audited financial statements as of and for the year ended December 31, 2022.

Reclassification adjustments have been made to the historical presentation of Solstad to conform to the financial statement presentation of Tidewater for the unaudited pro forma combined financial statements as noted below.

Additionally, the unaudited pro forma combined financial statements reflect adjustments to conform Solstad’s accounting policies to Tidewater’s accounting policies as noted below. These adjustments have been reflected in the Solstad Vessels (as adjusted) column within the unaudited pro forma combined financial statements. These policy adjustments were to adjust Solstad’s historical treatment of lubricants inventory. Solstad has historically capitalized lubricants into inventory, but such lubricants have historically been expensed by Tidewater. Total inventories on the Solstad Vessels June 30, 2023 historical balance sheet as presented was $2.6 million, including $0.8 million (8.7 million Norwegian Kroner) of lubricants inventory which was written off as an income statement adjustment to the “vessel operating costs” line item in the Solstad Vessels as translated and adjusted statement of operations for the six-months ended June 30, 2023. Total inventories as of December 31, 2022 included $3.0 million (29.0 million Norwegian Kroner) of lubricants inventory which was written off as an income statement adjustment to the “vessel operating costs” line in the Solstad Vessels as translated and adjusted statement of operations for the year ended December 31, 2022.

Balance sheet reclassifications and accounting policy adjustments – The reclassification adjustments and accounting policy adjustments to conform the Solstad Vessels balance sheet presentation to Tidewater’s balance sheet presentation are summarized below (in thousands). The presentation currency of Solstad is the Norwegian Kroner (NOK) and the amounts are converted to USD based on the June 30, 2023 conversion rate between NOK and USD.

	Solstad Vessels (Historical)	As of June 30, 2023 Reclassification adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	Accounting policy adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	NOK to USD Conversion	Solstad Vessels (As Translated and Adjusted)
Financial Statement Line Items	(NOK)	(NOK)	(NOK)	Rate	(USD)
ASSETS
Current assets
Account receivables	363,485	(363,485)	—	—	—
Other short term receivables	157,593	(157,593)	—	—	—
Trade and other receivables	—	521,078	—	0.093	48,408
Inventory	28,420	(28,420)	—	—	—
Marine operating supplies	—	28,420	(8,688)	0.093	1,833
Non-current assets
Vessels and new build contracts	5,211,701	(5,211,701)	—	—	—
Net properties and equipment	—	5,211,701	—	0.093	484,167
Capitalized periodic maintenance	477,820	(477,820)	—	—	—
Deferred drydocking and survey costs	—	477,820	—	0.093	44,389
Other long-term receivables	2,216	(2,216)	—	—	—
Other assets	—	2,216	—	0.093	206
LIABILITIES
Current liabilities
Accounts payable	136,363	—	—	0.093	12,668
Other current liabilities	150,495	—	—	0.093	13,981
Current interest bearing liabilities	5,460,904	(5,460,904)	—	—	—
Current portion of long-term debt	—	5,460,904	—	0.093	507,318
EQUITY
Other equity	493,474	(493,474)	—	—	—
Accumulated deficit	—	493,474	(8,688)	0.093	45,036

Income statement reclassifications and accounting policy adjustments – The reclassification adjustments and accounting policy adjustments to conform the Solstad Vessels statement of operations presentation to Tidewater’s statement of operations are summarized below (in thousands). The presentation currency of the Solstad Vessels is the NOK and the amounts are converted to the USD based on the average conversion rate between NOK and USD for the year ended December 31, 2022.

For the Solstad financial year ended December 31, 2022

	Solstad (Historical)	As of December 31, 2022 Reclassification adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	Accounting policy adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	NOK to USD Conversion	Solstad Vessels (As Translated and Adjusted)
Financial Statement Line Items	(NOK)	(NOK)	(NOK)	Rate	(USD)

Freight income	1,669,501	(1,669,501)	—	—	$—
Vessel revenues	—	1,669,501	—	0.104	173,628
Other operating income	19,097	(19,097)	—	—	—
Other operating revenue	—	19,097	—	0.104	1,986
Personnel costs	840,643	(840,643)	—	—	—
Other operating expenses	373,728	(373,728)	—	—	—
Vessel operating costs	—	1,214,371	29,010	0.104	129,312
Administrative expenses	170,553	(170,553)	—	—	—
General and administrative	—	170,553	—	0.104	17,738
Depreciation	221,504	(221,504)	—	—	—
Depreciation capitalized periodic maintenance	96,178	(96,178)	—	—	—
Depreciation and amortization	—	317,682	—	0.104	33,039
Impairment fixed assets	20,797	(20,797)	—	—	—
Long-lived asset impairments and other	—	20,797	—	0.104	2,163
Interest charges	341,028	(341,028)	—	—	—
Interest and other debt costs, net	—	341,028	—	0.104	35,467
Net other finance costs	409,097	(409,097)	—	—	—
Foreign exchange loss	—	408,033	—	0.104	42,435
Interest and other debt costs, net	—	1,064	—	0.104	111
Tax on ordinary result	4,252	(4,252)	—	—	—
Income tax expense	—	4,252	—	0.104	442

Income statement reclassifications and accounting policy adjustments – The reclassification adjustments and accounting policy adjustments to conform the Solstad Vessels statement of operations presentation to Tidewater’s statement of operations are summarized below (in thousands). The presentation currency of the Solstad Vessels is the NOK and the amounts are converted to the USD based on the average conversion rate between NOK and USD for the six months ended June 30, 2023.

For the Solstad six months ended June 30, 2023

	Solstad (Historical)	As of June 30, 2023 Reclassification adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	Accounting policy adjustment to conform the Solstad Vessels to Tidewater Inc. presentation	NOK to USD Conversion	Solstad Vessels (As Translated and Adjusted)
Financial Statement Line Items	(NOK)	(NOK)	(NOK)	Rate	(USD)

Freight income	1,070,341	(1,070,341)	—	—	$—
Vessel revenues	—	1,070,341	—	0.096	102,325
Other operating income	17,349	(17,349)	—	—	—
Other operating revenue	—	17,349	—	0.096	1,659
Personnel costs	446,431	(446,431)	—	—	—
Other operating expenses	238,208	(238,208)	—	—	—
Vessel operating costs	—	684,639	8,688	0.096	66,282
Administrative expenses	117,395	(117,395)	—	—	—
General and administrative	—	117,395	—	0.096	11,223
Depreciation	72,148	(72,148)	—	—	—
Depreciation capitalized periodic maintenance	64,287	(64,287)	—	—	—
Depreciation and amortization	—	136,435	—	0.096	13,043
Reversal of impairment fixed assets	(185,734)	185,734	—	—	—
Long-lived asset impairments and other	—	(185,734)	—	0.096	(17,756)
Interest charges	253,541	(253,541)	—	—	—
Interest and other debt costs, net	—	253,541	—	0.096	24,239
Net other finance expenses	356,436	(356,436)	—	—	—
Foreign exchange loss	—	356,436	—	0.096	34,075
Tax on ordinary result	2,773	(2,773)	—	—	—
Income tax expense	—	2,773	—	0.096	265

Note 3. Acquisition Method of Accounting for Solstad Vessels

Purchase Price Consideration

Under the terms of the Sale and Purchase Agreement, Tidewater acquired 37 platform supply vessels and the charter parties governing certain of such Vessels for an aggregate purchase price of $596.2 million.

The total estimated purchase price consideration for the acquisition of assets is as follows:

Preliminary Purchase Consideration (in thousands)

Purchase Price Consideration
Cash (1)	$583,200
Estimated transaction costs	13,000
Total purchase price	$596,200

Total preliminary purchase consideration	596,200

(1)	$577.0 million per the Sale and Purchase Agreement plus an initial purchase price adjustment of $3.0 million and a $3.2 million working capital adjustment for fuel and lubricants.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The purchase price allocation applied in these unaudited pro forma combined financial statements is preliminary and may not reflect final values that will be determined after the closing of the acquisition of assets. Such valuation assessments of specifically identifiable tangible and intangible assets, including any assessment of economic useful lives has not been completed and such valuation exercises are not expected to be completed until the final records and assumptions are closed and fully analyzed as of the transaction date. Additionally, due to normal pre-close commercial restrictions to books and records of Solstad, not all valuation assumptions can be fully confirmed as of the filing of this Form 8-K/A leaving such assumptions utilized in these pro forma adjustments as preliminary, tentative, and subject to change.

Under the acquisition method of accounting in U.S. GAAP, the assets acquired and liabilities assumed are measured by the amount of cash paid and the direct transaction costs of the acquisition of assets. The cost of a group of assets acquired in an acquisition of assets is allocated to the individual assets acquired or liabilities assumed based on their relative fair values and does not give rise to goodwill.

This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

The preliminary cost of the assets acquired and liabilities assumed is as follows:

Estimated Fair Value
Marine operating supplies	$1,900
Net properties and equipment	603,000
Total assets	604,900

Other current liabilities (1)	6,200
Other liabilities (1)	3,800
Total liabilities	10,000

Net asset acquired	$594,900

Cost and expenses
Vessel operating costs (2)	1,300
Preliminary purchase consideration	$596,200

(1)	Below market existing charter contracts accompanying the acquired Solstad Vessels.
(2)	The working capital adjustment included $1.3 million for lubricants which are expensed by Tidewater.

Note 4. Acquisition of Assets Pro Forma Adjustments

Combined Balance Sheet

A.	The adjustment to cash and cash equivalents reflects $596.2 million in cash consideration paid in connection with the acquisition of the Solstad Vessels including $13.0 million for estimated transaction costs offset by the $560.5 million in net proceeds from the issuance of the 2028 Notes and borrowings under the Term Loan obtained to finance this acquisition.

B.	Represents the elimination of assets not being acquired by Tidewater or liabilities not being assumed by Tidewater in connection with the acquisition of the Solstad Vessels.

C.	Reflects the purchase of an aggregate $1.9 million in fuel on board the 37 Solstad Vessels.

D.	Reflects the preliminary adjustment to net properties and equipment to adjust the value of the Solstad Vessels and the removal of previously capitalized drydock costs that have been factored into the cost of the Solstad Vessels.

E.	Reflects borrowings of $325.0 million under Term Loan from DnB and the issuance of a $250.0 million of the 2028 Notes, less the current maturities of $100.0 million and the estimated debt issuance costs of $14.5 million.

F.	Reflects the recording of below market contracts related to existing charter contracts accompanying the acquired Vessels that are below market charter contracts. A $6.2 million liability was recorded in other current liabilities and a $3.8 million liability was recorded in other liabilities which are being amortized over the term of the respective charter contracts which range from 2 to 3 years.

G.

Reflects the impact of the following:

Elimination of assets not being acquired or liabilities not being assumed by Tidewater  -   483,520

Write down of remaining basis in Solstad fixed assets                                                     -  (528,556)

Expensing of lubricants acquired by Tidewater                                                                -      (1,300)

Total                                                                                                                                   -    (46,336)

Statements of Operations for the year ended December 31, 2022

AA.	Reflects the amortization of the below market charter contract intangibles for the year ended December 31, 2022.

BB.	Reflects the expensing of $1.3 million in lubricants purchased from Solstad.

CC.	Reflects the increase in depreciation and amortization expense of $27.0 million. This was comprised of an increase in depreciation expense for the Solstad Vessels of $37.0 million, partially offset by a reduction in amortization of dry dock costs of $10.0 million, which was based on the relative estimated fair value of the Solstad Vessels. The average estimated remaining useful lives of the Solstad Vessels were approximately 10.5 years. This estimate is based on Tidewater's current assessment of economic useful lives of these tangible assets.

DD.	Reflects the reversal of impairment recognized by Solstad because the Solstad Vessels are now recorded at their relative fair value.

EE.

Reflects the reversal of $42.1 million in foreign exchange losses related to the Solstad debt resulting from the weakening of the NOK which is the reporting currency for the audited financial statements of the Solstad Vessels for the year ended December 31, 2022 because the debt associated with the Solstad Vessels is denominated in U.S. dollars and was assumed to be paid in full on January 1, 2022.

FF.	To finance this asset acquisition, Tidewater entered into the $325.0 million DnB Term Loan and issued $250.0 million aggregate principal amount of the 2028 Notes. The $325.0 million DnB Term Loan is split into two tranches of $100.0 million and $225.0 million, respectively, both maturing in June 2026. The first tranche is payable in two $50.0 million payments due in June 2024 and June 2026. The second tranche is payable in eight quarterly installments of $12.5 million, three quarterly installments of $25.0 million and a final installment of $50.0 million due at maturity in June 2026. The first tranche bears interest at the Secured Overnight Financing Rate (SOFR) plus 5%, increasing to 8% over its term while the second tranche bears interest at SOFR plus 3.75%. The 2028 Notes are due at maturity in July 2028 and bear interest rate of 10.375%. This adjustment reflects additional interest expense of $60.4 million to be incurred on these debt agreements including $3.9 million in debt issue cost amortization partially offset by the reversal of interest expense on the Solstad debt ($35.6 million) that was paid in full by Solstad as a result of this acquisition.

Statements of Operations for the six months ended June 30, 2023

AAA.	Reflects the amortization of the below market charter contract intangibles for the six months ended June 30, 2023.

BBB.	Reflects the increase in depreciation and amortization expense of $17.0 million. This was comprised of an increase in depreciation expense for the Solstad Vessels of $23.1 million, partially offset by a reduction in amortization of dry dock costs of $6.1 million, which was based on the relative estimated fair value of the Solstad Vessels. The average estimated remaining useful lives of the Solstad Vessels were approximately 9.5 years. This estimate is based on Tidewater's current assessment of economic useful lives of these tangible assets.

CCC.	Reflects the reversal of impairment credit recognized by Solstad because the Solstad Vessels are now recorded at their relative fair value.

DDD.

Reflects the reversal of $33.8 million in foreign exchange losses related to the Solstad debt resulting from the weakening of the NOK which is the reporting currency for the unaudited financial statements of the Solstad Vessels for the six months ended June 30, 2023 because the debt associated with the Solstad Vessels is denominated in U.S. dollars and was assumed to be paid in full on January 1, 2022.

EEE.

Reflects interest expense of $30.3 million incurred on the debt instruments discussed in footnote EE above, including $1.9 million in debt issuance cost amortization to provide the financing for this transaction partially offset by the reversal of  the interest expense incurred on Solstad debt ($24.2 million) that was paid in full by Solstad as a result of this acquisition.